Exhibit 99.1

SoundThinking, Inc. Reports First Quarter 2025 Financial Results

Revenues Increased 12% to $28.3 Million, Including the Renewal of Two Delayed Contracts with the New York City Police Department

Company Reaffirms FY 2025 Revenue Guidance Range of $111.0 Million to $113.0 Million, Representing 10% Year-Over-Year Growth at the Midpoint, and Reduces FY 2025 Adjusted EBITDA Margin Guidance Range from 21% to 23% to 20% to 22%

Company Reaffirms Expectation for ARR1 to Increase from $95.6 Million at the Beginning of 2025 to Approximately $110.0 Million at the Beginning of 2026

FREMONT, CA – May 13, 2025 – SoundThinking, Inc. (Nasdaq: SSTI), a leading public safety technology company, today reported financial results for the first quarter ended March 31, 2025.

First Quarter 2025 Financial and Operational Highlights

•
Revenues increased 12% to $28.3 million, compared to $25.4 million for the same quarter of 2024.
•
Gross profit increased 11% to $16.6 million (59% of revenues), compared to $14.9 million (59% of revenues) for the same quarter of 2024.
•
GAAP net loss totaled $1.5 million, compared to GAAP net loss of $2.9 million for the same quarter of 2024.
•
Adjusted EBITDA1 totaled $4.5 million (16% of revenues), an improvement compared to $3.0 million (12% of revenues) for the same quarter of 2024.
•
Went “live” in four new cities and expanded with one existing customer.
•
Repurchased 33,493 shares of common stock for approximately $0.5 million as part of an existing $25 million share repurchase program.

1 See the section below titled “Non-GAAP Financial Measures and Key Business Metrics” for more information about Adjusted EBITDA and its reconciliation to GAAP net income (loss) and more information about Annual Recurring Revenue (ARR).

Management Commentary

“I am pleased with our strong performance to start 2025 as our first quarter revenues grew 12% year-over-year, reflecting solid execution across our company," said President and CEO Ralph Clark. “The strength of our value proposition and traction of the solutions that comprise our SafetySmart™ platform reinforce my optimism to capitalize on the growth opportunities ahead. Our flagship offering, ShotSpotter®, went ‘live’ in four new cities and expanded with one existing customer. Our ShotSpotter pipeline is strong and growing across both domestic and international markets. In particular, we're also experiencing robust momentum, with CrimeTracer™ and ResourceRouter™ in new law enforcement agency captures. We are also excited about our early success in penetrating the commercial security market with SafePointe in the weapons detection space. We believe this category represents a significant TAM extension for our company and helps address emerging security and compliance mandates in several commercial verticals.

“We continue to focus on advancing our offerings while making strategic investments in innovative machine learning and AI technologies in order to provide more value to the end markets we serve. We are seeing validation of our strategic approach in the marketplace, and believe our technology innovations continue to extend our leadership position. The public safety and commercial security landscape continues to evolve, and we believe SoundThinking is resiliently positioned to lead that evolution through technology innovation and trusted partnerships with our customers. We remain confident in our strategies, vision and in our path to achieve our long-term financial targets of 70% gross margin and 40% Adjusted EBITDA margin, while growing topline revenue at 15% per year.”

First Quarter 2025 Financial Results

Revenues for the first quarter of 2025 were $28.3 million, compared to $25.4 million for the same quarter of 2024. The increase in revenues was primarily due to approximately $3.5 million in catch-up revenue from the renewal of two delayed contracts with the New York City Police Department.

Gross profit for the first quarter of 2025 was $16.6 million (59% of revenues), compared to $14.9 million (59% of revenues) for the same period in 2024.

Total operating expenses for the first quarter of 2025 were $17.8 million, compared to $17.5 million for the same period in 2024. Operating expenses remained consistent with the prior year due to a slight increase in employee-related compensation.

Net loss for the first quarter of 2025 totaled $1.5 million or $(0.12) per basic and diluted share (based on 12.6 million basic and diluted weighted-average shares outstanding), compared to net loss of $2.9 million or $(0.23) per basic and diluted share (based on 12.8 million basic and diluted weighted-average shares outstanding), for the same period in 2024.

Adjusted EBITDA for the first quarter of 2025 totaled $4.5 million, compared to $3.0 million in the same period last year.

At quarter end, the company had $11.7 million in cash and cash equivalents, $29.5 million in accounts receivable and contract assets, net, $45.4 million in deferred revenue, $4.0 million in debt related to borrowings to partially fund the SafePointe, LLC acquisition in the third quarter of 2023, and approximately $21.0 million available on its credit facility.

The company repurchased 33,493 shares of its common stock at an average price of $15.04 per share for approximately $0.5 million, under its existing $25 million share repurchase program.

Financial Outlook

The company reaffirmed its full-year 2025 revenue guidance range of $111.0 million to $113.0 million, representing 10% year-over-year growth at the midpoint. The company reduced its Adjusted EBITDA margin guidance range from 21% to 23% to 20% to 22% for the full year 2025. The company also reaffirmed its expectation for ARR to increase from $95.6 million at the beginning of 2025 to approximately $110.0 million at the start of 2026.

“We expect to deliver both revenue growth and increased profitability in 2025, even without a ShotSpotter contract renewal in Chicago,” added Clark. “We await the outcome of the current gunshot detection RFP process that is underway, and believe our submission represents a comprehensive and compelling proposal. Our long-term financial targets of 70% gross margin and 40% Adjusted EBITDA margin do not include Chicago, as we remain confident in the enduring success of ShotSpotter and accelerating adoption of our broader SafetySmart platform.”

The company’s financial outlook statements are based on current expectations. The preceding statements are forward-looking, and actual results could differ materially depending on market conditions and the factors set forth under “Forward-Looking Statements” below. The company has not reconciled its Adjusted EBITDA outlook to GAAP net income (loss) due to the uncertainty and variability of interest income (expense), income taxes, depreciation and amortization, stock-based compensation expenses, and acquisition-related expenses, including adjustments to the company’s contingent consideration obligation, which are reconciling items between Adjusted EBITDA and GAAP net income (loss). Because the company cannot reasonably predict such items, a reconciliation to forecasted GAAP net income (loss) is not available without unreasonable effort. Such items could have a significant impact on the calculation of GAAP net income (loss). For more information, see “Non-GAAP Financial Measures and Key Business Metrics” below.

Conference Call

SoundThinking will hold a conference call today May 13, 2025 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss these results and provide an update on business conditions.

SoundThinking management will host the presentation, followed by a question-and-answer period.

U.S. dial-in: 1-877-407-8029

International dial-in: 1-201-689-8029

Conference ID: 13752871

A live audio webcast of the conference call will be available in listen-only mode simultaneously and available for replay via the investor relations section of the company’s website at www.soundthinking.com.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day through Tuesday, May 27, 2025.

U.S. replay dial-in: 1-877-660-6853

International replay dial-in: 1-201-612-7415

Replay ID: 13752871

Non-GAAP Financial Measures and Key Business Metrics

Adjusted EBITDA: Adjusted EBITDA, a non-GAAP financial measure, represents the company’s net income (loss) before interest (income) expense, income taxes, depreciation, amortization and impairment, restructuring costs and losses on restructuring related fixed asset disposals, stock-based compensation expense and acquisition-related expenses, including adjustments to the company's contingent consideration obligation. Adjusted EBITDA is a measure used by management internally to understand and evaluate the company’s core operating performance and trends across accounting periods and in connection with developing future operating plans, making strategic decisions regarding the allocation of capital and considering initiatives focused on cultivating new markets for its solutions. In particular, the exclusion of these expenses in calculating Adjusted EBITDA facilitates comparisons of the company’s operating performance on a period-to-period basis.

SoundThinking believes adjusted net income (loss) and Adjusted EBITDA also provide useful information to investors and others in understanding and evaluating its operating results in the same manner as its management and board of directors. For example, SoundThinking adjusts EBITDA for stock-based compensation expense and acquisition-related expenses because such expenses often vary for reasons that are generally unrelated to financial and operational performance in a particular period. Stock-based compensation is utilized by SoundThinking to attract and retain employees with a goal of long-term retention and the alignment of employee interests with those of the company and its stockholders, rather than to address operational performance for any particular period’s financial performance measures, in particular net income (loss), or its other GAAP financial results.

The following table presents a reconciliation of GAAP net loss, the most directly comparable GAAP measure, to Adjusted EBITDA for each of the periods indicated (in thousands):

	Three Months Ended March 31,
	2025	2024
	(Unaudited)
GAAP net loss	$(1,484)	$(2,909)
Less:
Interest expense, net	12	122
Income taxes	100	114
Depreciation and amortization	2,470	2,538
Stock-based compensation expense	3,404	2,927
Impairment of property and equipment	37	252
Adjusted EBITDA	$4,539	$3,044

Annual Recurring Revenue (ARR): ARR is calculated for a year based on the expected GAAP revenue for the year from contracts that are in effect on January 1st of such year, assuming all such contracts that are due for renewal during the year renew as expected on or near their renewal date, and including contracts executed during the year after January 1st, but for which GAAP revenue recognition starts January 1st of the year. ARR is used by management internally to provide a clearer picture of its sustainable revenue base. SoundThinking believes ARR provides useful information to investors and others in understanding and evaluating growth of its recurring services because recurring revenue is particularly relevant for businesses operating under a subscription model, where customer retention and contract renewals play a significant role in long-term financial performance.

Forward-Looking Statements

This press release and earnings call referencing this press release contains "forward-looking statements" within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding the company’s expectations for its estimated revenue and Adjusted EBITDA, including revenue growth and increased profitability, for 2025, the company's expectations for the increase in its ARR, its long-term financial targets, the company’s growth opportunities ahead, ability to drive profitable growth and build upon existing contracts and partnerships, including in the United States and internationally, operating momentum, sales pipeline, and accelerating adoption of the company’s SafetySmart platform. Words such as "expect," "anticipate," "should," "believe," "target," "project," "goals," "estimate," "potential," "predict," "may," "will," "could," "intend," or variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the company’s control. The company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: the company’s ability to successfully negotiate and execute contracts with new and existing customers in a timely manner, if at all; the company’s ability to maintain and increase sales, including sales of the company’s newer product lines; the availability of funding for the company’s customers to purchase the company’s solutions; the complexity, expense and time associated with contracting with government entities; the company’s ability to maintain and expand coverage of existing public safety customer accounts and further penetrate the public safety market; the potential effects of negative publicity; the company’s ability to sell its solutions into international and other new markets; the lengthy sales cycle for the company’s solutions; changes in federal funding available to support local law enforcement; the company’s ability to deploy and deliver its solutions; the company’s ability to maintain and enhance its brand; and the company’s ability to address the business and other impacts and uncertainties associated with macroeconomic factors, including tariffs and trade measures, as well as other risk factors included in the company’s most recent annual report on Form 10-K and other SEC filings. These forward-looking statements are made as of the date of this press release and are based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Except as required by law, the company undertakes no duty or obligation to update any forward-looking statements contained in this press release and the earnings call referencing this press release as a result of new information, future events or changes in its expectations.

About SoundThinking, Inc.

SoundThinking, Inc. (Nasdaq: SSTI) is a leading public safety technology company that delivers AI- and data-driven solutions for law enforcement, civic leadership, and security professionals. SoundThinking is trusted by more than 300 customers and has worked with approximately 2,100 agencies to drive more efficient, effective, and equitable public safety outcomes. The company’s SafetySmartTM platform includes ShotSpotter®, the leading acoustic gunshot detection system; CrimeTracerTM, the leading law enforcement search engine; CaseBuilderTM, a one-stop investigation management system; ResourceRouterTM, software that directs patrol and community anti-violence resources to help maximize their impact; SafePointe®, an AI-based weapons detection system; and PlateRanger powered by Rekor, a leading ALPR solution. SoundThinking has been designated a Great Place to Work®company.

Company Contact:

Alan Stewart, CFO

SoundThinking, Inc.

+1 (510) 794-3100

astewart@soundthinking.com

Investor Relations Contacts:

Ankit Hira

Solebury Strategic Communications for SoundThinking, Inc.

+1 (203) 546 0444

ahira@soleburystrat.com

SoundThinking, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2025	2024
Revenues	$28,349	$25,410
Costs
Cost of revenues	11,718	10,271
Impairment of property and equipment	37	252
Total costs	11,755	10,523
Gross profit	16,594	14,887

Operating expenses
Sales and marketing	7,259	7,112
Research and development	4,065	3,560
General and administrative	6,474	6,830
Total operating expenses	17,798	17,502
Operating loss	(1,204)	(2,615)
Other expense, net
Interest expense, net	(12)	(122)
Other expense, net	(168)	(58)
Total other expense, net	(180)	(180)
Loss before income taxes	(1,384)	(2,795)
Provision for income taxes	100	114
Net loss	$(1,484)	$(2,909)
Net loss per share, basic and diluted	$(0.12)	$(0.23)
Weighted-average shares used in computing net loss per share, basic and diluted	12,648,370	12,770,988

SoundThinking, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31,	December 31,
	2025	2024
Assets
Current assets
Cash and cash equivalents	$11,657	$13,183
Accounts receivable and contract assets, net	29,491	25,464
Prepaid expenses and other current assets	3,770	4,881
Total current assets	44,918	43,528
Property and equipment, net	19,724	20,131
Operating lease right-of-use assets	1,665	1,878
Goodwill	34,213	34,213
Intangible assets, net	32,228	33,182
Other assets	3,561	3,861
Total assets	$136,309	$136,793
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$3,706	$3,442
Accrued expenses and other current liabilities	7,025	10,216
Line of credit	4,000	4,000
Deferred revenue, short-term	39,930	38,401
Total current liabilities	54,661	56,059
Deferred revenue, long-term	5,507	5,832
Deferred tax liability	1,377	1,361
Operating lease liabilities, net of current portion	920	1,142
Total liabilities	62,465	64,394
Stockholders' equity
Common stock: $0.005 par value; 500,000,000 shares authorized; 12,666,101 and 12,634,485 shares issued and outstanding as of March 31, 2025 and December 31, 2024, respectively	64	64
Additional paid-in capital	179,924	177,021
Accumulated deficit	(105,782)	(104,298)
Accumulated other comprehensive loss	(362)	(388)
Total stockholders' equity	73,844	72,399
Total liabilities and stockholders' equity	$136,309	$136,793